Exhibit 99.B(e)(1)

FORM OF

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement’) is made as of this __ day of ______ 2022, between and among SEI Exchange Traded Funds Trust (the “Company”), a Delaware statutory trust, SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation, and, solely with respect to Section 7, SEI Investments Management Corporation, a Delaware corporation and the investment adviser of the Company.

WHEREAS, the Company is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Company intends to create and redeem groups of Shares of each class or series of the Company (each a “Fund” and collectively, the “Funds”) identified on Schedule A hereto, on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in the Funds’ effective registration statement on Form N-1A filed with the SEC (“Registration Statement”)); and

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Company desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1      Appointment

The Company hereby appoints Distributor as its distributor of Creation Units of the Funds and to provide such other services in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

SECTION 2      Solicitation of Sales and Other Services

2.01         Solicitation of Sales. The Company grants to Distributor the right to sell its Creation Units authorized for issue at the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Company, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). As used in this Agreement, the term, “Prospectus” means each Fund’s current prospectus and statement of additional information included in the Company’s Registration Statement, as supplemented and/or amended from time to time.

2.02         Other Services. Without limiting the foregoing, the Distributor will perform or supervise the performance by others of the additional services set forth herein, including those set forth in Schedule B, attached hereto.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

SECTION 3          Representations, warranties and covenants

3.01         Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants that:

(a)           it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b)           its execution, delivery and performance of this Agreement has been duly authorized by the board of directors of the Company, including by unanimous affirmative vote of all of the independent directors of the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(c)           it shall timely perform all obligations identified in this Agreement as obligations of the Company, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

(d)           (i) it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its adviser or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition or its ability to perform its obligations under this Agreement, (ii) its entering into this Agreement does not conflict with, constitute a default of or require a consent under any provision of any agreement or instrument to which the Company or any of its Funds is a party or by which it or any of such Funds are bound and (iii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

(e)           it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation the 1940 Act, and each Fund is a separate series of the Company;

(f)            it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by the USA PATRIOT Act and similar laws and regulations established or enforced by the U.S. Treasury Department, the Office of Foreign Asset Control (“OFAC”), the Financial Crimes and Enforcement Network (“FinCEN”) and the SEC

(g)           it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

(h)           (i) the Registration Statement and each Fund’s Prospectus has been prepared and all sales literature and advertisements created by or on behalf of the Company or other materials prepared by or on behalf of the Company for use in connection with the sale or marketing for sale of any Fund (“Sales Literature and Advertisements”) shall be prepared in conformity with all applicable laws and regulations (including, without limitation, the 1933 Act, the 1940 Act and the rules and regulations of the SEC), (ii) all statements of fact contained in the Registration Statement, each Prospectus and all Sales Literature and Advertisements are or will be true and correct in all material respects at the time indicated in such documents or the effective date, as the case may be, and none of such documents shall include any untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in any such document not misleading;

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

(i)           it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Registration Statement or amendment or supplement to any Prospectus, or of any stop order suspending the effectiveness of the Registration Statement;

(j)           it will provide Distributor with the opportunity to review and comment on each piece of Sales Literature and Advertisement thereto at least one week prior to proposed use of the same and will not use or permit another party to use any Sales Literature and Advertisements unless and until the Distributor has approved the use of such material;

(k)           it will provide Distributor with the opportunity to review and comment on each registration statement and amendment or supplement thereto at least one week prior to filing the same with an applicable regulatory body;

(l)           it will provide Distributor with the opportunity to review and comment on each exemptive application or amendment thereto at least two weeks prior to filing the same with an applicable regulatory body;

(m)          it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

(n)           in the event it determines that it is in the interest of the Company to suspend or terminate the sale of any Creation Units, the Company shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Company desires to cease offering the Creation Units.

3.02         Representations, Warranties and Covenants of Distributor. The Distributor hereby represents, warrants and covenants as follows:

(a)           it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b)           information about litigation to which the Distributor or any of its affiliates is a party will be set forth in SEI Investments Company’s periodic SEC filings in accordance with the rules of the SEC and will be publicly available in filings on Forms 10-Q, 10-K and 8-K from time to time;

(c)           it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA; and

(d)           it shall not distribute any information or make any representations about the Company or the Funds other than those contained in the Registration Statement, Prospectuses of the Funds filed with the SEC, shareholder reports or other Sales Literature and Advertisements.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

SECTION 4           ISSuance and Registration of Shares

4.01           Issuance of Shares. The Company agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in each Prospectus in such amounts as the Distributor has requested through the Company’s transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Company of the requisite Deposit Securities and Cash Components (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

4.02           Registration of Shares. The Company agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Company will make available to the Distributor such number of copies of its Prospectus as the Distributor may reasonably request. The Company will furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Company.

SECTION 5           Agreements with Authorized participants

The Distributor will enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants of its choice for the creation and redemption of Creation Units of a Fund. Each authorized participant shall be a registered broker/dealer, a clearing agency registered with the Securities and Exchange Commission or a participant in the system for book-entry of the Depository Trust Company. Each Authorized Participant Agreement will include such terms and conditions as the Distributor will deem necessary or appropriate from time to time.

SECTION 6           Expenses

6.01           Company Expenses. The Company will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the 1933 Act and amendments for the issue of its Shares or Creation Units; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the board of directors of the Company will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders or authorized participants of the Company in their capacity as such; (iv) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders or authorized participants and (v) related to the clearing or settlement of securities, including without limitation any fees assessed in connection with such clearing or settlement.

6.02           Distributor Expenses. Distributor will pay all of its costs and expenses (other than expenses and costs deemed payable by the Funds and other than expenses which one or more authorized participants may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

SECTION 7           Compensation

The Company will not pay Distributor any fees for providing the services under this Agreement. The Company’s investment adviser hereby agrees to reimburse (out of the past profits or other resources of the investment adviser, including management fees paid by the Company) the Distributor for any expenses (if any) reasonably incurred on behalf of the Company in connection with the provision of the services set forth herein. Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Company or the Company’s investment adviser or its affiliates with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time. The parties acknowledge, that to the extent the Company lacks sufficient resources to pay the expenses) payable to Distributor, the Company’s investment adviser or its affiliates may make such payment to Distributor from the past profits or other resources of the investment adviser, including management fees paid by the Company. The parties further acknowledge that to the extent that fees payable to the Distributor are paid by the investment adviser or its affiliates, the investment adviser shall be responsible for making all disclosures of such payments to the board of directors.

SECTION 8           indemnification; contribution

8.01         Indemnification of Distributor. The Company agrees to indemnify, defend and hold harmless, the Distributor, each of its directors, officers, principals, representatives, employees and each person, if any, who controls, is controlled by or is under common control with, the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which any of the Distributor Indemnified Parties may become subject, arising out of or based upon (i) any claim that the Registration Statement or any Prospectus, shareholder report, item of Sales Literature and Advertisements, other information filed or made public by the Company or any document incorporated by reference into any of the foregoing (collectively, the “Covered Documents”) included or includes an untrue statement of a material fact or that any Covered Documents omitted or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred or (ii) any claims of infringement or misappropriation of the intellectual property rights of a third party against the Distributor arising out of or based on the use by the Distributor of any intellectual property of such third party, including, without limitation, indexes, strategies or trademarks that serve as the basis for the Funds or are used by the Funds (the “Intellectual Property”) in connection with its duties as Distributor pursuant to this Agreement, regardless of whether such third party’s rights or claims of rights to such Intellectual Property were disclosed to Distributor and (iii) any breach of any representation, warranty or covenant made by the Company in this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises directly out of or is directly based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Covered Documents about the Distributor in reliance upon and in conformity with written information furnished to the Company by the Distributor expressly for use therein.

8.02         Indemnification of the Company. Distributor will indemnify and hold harmless the Company, each of its directors, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Company Indemnified Parties may become subject, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Covered Document, in reliance upon and in conformity with written information furnished to the Company by the Distributor about the Distributor expressly for use therein.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

8.03         Indemnification Procedures.

(a)           If any action or claim shall be brought against any Distributor Indemnified Party or Company Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure.

(b)           Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c)           No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d)           The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e)           The obligations of the indemnifying party under this Section 8 shall be in addition to any liability that the indemnifying party may otherwise have.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

8.04         Contribution. If the indemnification provided for in this Section 8 is insufficient or unavailable to any Indemnified Party under this Section 8 in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 8.03(a), above, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Company from the offering of the Shares under this Agreement (expressed in dollars) bears to the net profits received by the Distributor under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Distributor agree that it would not be just and equitable if contributions pursuant to this Section 8.04 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.05         Consequential Damages. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

SECTION 9      Term and Termination

This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by either (i) the vote of a majority of the directors or trustees of the Company, or the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of those directors or trustees of the Company who are not parties to this Agreement or interested persons of any such party (“Qualified Director”), cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the directors or trustees of the Company; by vote of a majority of the outstanding voting securities of a Fund; or by the Distributor upon not less than thirty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act. In the event the Company gives notice of termination, all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by Distributor, will be borne by the Company. The provisions of Sections 8, 9 and 10 shall survive any termination of this Agreement.

SECTION 10      miscellaneous

10.01        Records. The books and records pertaining to the Company, which are in the possession or under the control of Distributor, will be the property of the Company. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Company and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Company, the Distributor will make available copies of such books and records to the Company or its authorized persons, at the Company’s expense.

10.02        Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Company or a Fund in connection with the performance of Distributor’s duties hereunder. Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

10.03        Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: General Counsel, SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Company will be sent to SEI Exchange Traded Funds Trust, One Freedom Valley Drive, Oaks, Pennsylvania 19456.

10.04        Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.05        Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

10.06        Non-Solicitation. During the term of this Agreement and for a period of one (1) year afterward, the Company will not recruit, solicit, employ or engage, for the Company or any other person, any employee of the Distributor or any of its affiliates.

10.07        Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Courts for the Eastern District of Pennsylvania for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

10.08        Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.09        Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

10.10        Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.11        Confidential Information.

(a)           Each of the Distributor and the Company (each, in such capacity, the “Receiving Party”) acknowledges and agrees to maintain the confidentiality of Confidential Information (as hereinafter defined) provided to the Receiving Party by the other party hereto (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (i) those directors, officers, employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (ii) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights, under this Agreement. In addition, the Receiving Party (x) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (y) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b)           The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c)           Notwithstanding anything to the contrary herein, the provisions of this Section 10.11 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a)  already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b)  subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c)  publicly available at or following the time it is received from the Disclosing Party through no wrongful act of the Receiving Party or any third party; (d)  independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e)  required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d)           The Receiving Party will advise its directors, officers, employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their directors, officers, employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 10.11, and will be responsible for ensuring compliance by its and its affiliates’ directors, officers, employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 10.11. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

(e)           Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor will have no obligation to return or destroy Confidential Information of the Company that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of this Section 10.11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

10.12        Use of Name.

(a)           The Company will not use the name of the Distributor, or any of its affiliates, in any Prospectus, sales literature, and other material relating to the Company in any manner without the prior written consent of the Distributor (which will not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus of the Company and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)           Neither the Distributor nor any of its affiliates will use the name of the Company in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Company (which will not be unreasonably withheld); provided, however, that the Company and each Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

10.13        Insurance. The Company hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s) as well as errors and omissions, directors and officers, and professional liability insurance. The Distributor shall be included as an additional insured on the Company’s commercial liability policies and shall be named as a loss payee on the Company’s fidelity bond(s). All of the foregoing policies shall be issued by insurance companies having an "A minus" rating or better by A.M. Best Company or an equivalent Standard & Poor’s rating. The Company shall furnish Certificates of Insurance evidencing all of the foregoing insurance coverage upon execution of this Agreement, and annually upon the written request of the Distributor. Annually upon the written request of the Distributor, the Company shall provide insurance policy documentation evidencing the Company’s “additional insured” status with respect to the Company’s Commercial General Liability and “loss payee” status with respect to the Company’s Fidelity Bond. The Company shall promptly inform the Distributor of any material changes to its policies, endorsements or coverage.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

IN WITNESS WHEREOF, the Company and Distributor have each duly executed this Agreement, as of the day and year above written.

SEI EXCHANGE TRADED FUNDS TRUST	SEI INVESTMENTS DISTRIBUTION CO.

By:	By:
Name:	Name:
Title:	Title:

SEI INVESTMENTS MANAGEMENT CORPORATION, solely with respect to Section 7 herein

By:
Name:
Title:

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

Schedule A

List of Funds

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

Schedule B

List of Services

Contract Management

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement

•	Coordinate and facilitate execution of operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

•	Coordinate and facilitate execution of shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Company’s distribution and/or shareholder servicing plan, if applicable

FINRA Review

•	Review and provide principal approval for all Company marketing materials (including Internet pages and social media references the Company) to ensure compliance with relevant SEC & FINRA advertising rules

•	Conduct FINRA filing of materials

•	Respond to FINRA comments on marketing materials

•	Provide client with copy of SEI’s U.S. Marketing Regulations Guidebook

•	Provide one training session with respect to use of SEI’s Marketing Automated Review System (MARS)

Other Services

•	Forward any complaints concerning the Company received by the Distributor to the Company, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

•	Assist in document production for and responses related to regulatory examinations with respect to records retained or services provided by the Distributor.

•	Upon request and subject to mutual agreement with respect to scope and additional fees, additional training sessions with respect to MARS or training sessions related to relevant regulations for Company or adviser personnel responsible for creation of marketing materials.

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.